AMENDMENT TO WARRANT TO PURCHASE STOCK

This Amendment to Warrant to Purchase Stock (this “Amendment”), dated as of January 22, 2016, is being entered into between Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and IMMY Funding LLC, a Delaware limited liability company (“IMMY Funding”). Capitalized terms used in this Amendment without definition have the respective definitions ascribed to them in the Warrant (as defined below).

WHEREAS, the Company and IMMY Funding have executed and delivered that certain Note Purchase Agreement (the “Note Purchase Agreement”), dated as of January 22, 2016; and

WHEREAS, pursuant to the Note Purchase Agreement, the Company and IMMY Funding have agreed to amend that certain Warrant to Purchase Stock (the “Existing Warrant”), dated as of May 11, 2015, between the Company and IMMY Funding, in the manner provided in this Amendment (the Existing Warrant, as so amended, the “Warrant”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Amendments to Warrant.

(A) Warrant Price. Effective as of the execution and delivery of this Amendment, the Warrant Price will be $5.90 per share of common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to adjustment thereafter as provided in the Warrant.

(B) Reset of Warrant Price. The Existing Warrant is amended by:

(i) replacing the reference to “Section 2.2” in Section 2.2 thereof to “Section 2.3”;

(ii) renumbering Sections 2.2, 2.3 and 2.4 thereof to Sections 2.3, 2.4 and 2.5, respectively; and

(iii) inserting a new Section 2.2 to read as follows:

“2.2 One-Time Adjustment Upon a Dilutive Qualified Financing. If the Company closes a Qualified Financing (as defined below) and the Effective Price (as defined below) per share of Common Stock issued or sold in the Qualified Financing is less than the Warrant Price in effect as of the date of such issuance or sale, then, effective as of 5:00 p.m., New York City time, on such date, the Warrant Price will be decreased to an amount equal to such Effective Price per share of Common Stock issued or sold in such Qualified Financing; provided, however, that (a) in no event will the Warrant Price be adjusted pursuant to this Section 2.2 solely as a result of an Exempt Issuance (as defined below); (b) in no event will the Warrant Price be increased pursuant to this Section 2.2; and (c) for the avoidance of doubt, in no event will the Warrant Price be adjusted pursuant to this Section 2.2 in connection with any issuance of shares of Common Stock, or options, warrants or other rights to purchase or otherwise acquire shares of Common Stock, other than the Qualified Financing. For purposes of this Section 2.2, if there occurs any re-pricing or amendment of any options, warrants or other rights issued or sold in the Qualified Financing, then the adjustment to the Warrant Price, if any, pursuant to this Section 2.2 will be effected as if such re-pricing or amendment had occurred at the time such options, warrants or rights were initially issued or sold in such Qualified Financing. Notwithstanding anything to the contrary in this Warrant, the Company will not effect and will not be obligated to effect any issuance or sale that would result in an adjustment to the Warrant Price pursuant to this Section 2.2 that would violate the applicable stockholder approval rules of The NASDAQ Stock Market. The restrictions set forth in the preceding sentence will apply at any time when any Warrant is outstanding, regardless of whether the Company then has a class of securities listed on The NASDAQ Stock Market. For purposes of this Section 2.2:

“Affiliate” has the meaning set forth in Rule 144 under the Act.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any options, warrants or other rights to purchase or otherwise acquire any shares of Common Stock in a Qualified Financing:

(A) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for such shares, expressed as an amount per share of Common Stock; and

(B) in the case of the issuance or sale of any such options, warrants or rights, an amount equal to a fraction whose:

(i) numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for the issuance or sale of such options, warrants or rights; and (y) the value of the minimum aggregate additional consideration payable pursuant to such options, warrants or rights to purchase or otherwise acquire shares of Common Stock; and

(ii) denominator is equal to the maximum number of shares of Common Stock underlying such options, warrants or rights;

provided, however, that:

(x) for purposes of clause (B), if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such options, warrants or rights are issued or sold, then the initial consideration payable under such options, warrants or rights, or the initial number of shares of Common Stock underlying such options, warrants or rights, as applicable, will be used and each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions) will be deemed, for purposes of this Section 2.2 and without affecting any prior adjustments theretofore made to the Warrant Price, to be the issuance of additional options, warrants or rights in such Qualified Financing;

(y) for purposes of clause (B), the surrender, extinguishment, maturity or other expiration of any such options, warrants or rights will be deemed not to constitute consideration payable pursuant to such options, warrants or rights to purchase or otherwise acquire shares of Common Stock; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares, options, warrants or rights, as applicable, are issued or sold, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Equity Financing” means the Company’s issuance or sale of any shares of Common Stock, or any options, warrants or other rights to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock, in a transaction or series of transactions that is primarily for the purpose of raising capital; provided, however, that in no case shall an Exempt Issuance be an Equity Financing.

“Exempt Issuance” means (A) the Company’s issuance of any securities as full or partial consideration in connection with a strategic acquisition or collaboration transaction, including mergers, acquisitions, consolidations, licenses or purchases of all or substantially all of the securities or assets of a corporation or other entity; (B) the Company’s issuance or grant of shares of Common Stock or options to purchase shares Common Stock to employees, directors or Consultants of the Company or any of its subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors of the Company or that exist as of January 22, 2016; (C) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of January 22, 2016, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on January 22, 2016; (D) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board of Directors of the Company; or (E) the Company’s issuance of its 8.00% Convertible Senior Secured Notes pursuant to the Note Purchase Agreement and any shares of Common Stock upon conversion of such notes.

“Qualified Financing” means the first to occur Equity Financing while any Warrant is outstanding that generates aggregate gross proceeds to the Company of at least three million dollars ($3,000,000), whether in a single transaction or a series of related transactions.”

Section 2. Miscellaneous.

(A) Generally. Sections 5.7, 5.8, 5.9 and 5.10 of the Existing Warrant will apply to this Amendment as if the same were reproduced in this Amendment, mutatis mutandis.

(B) Affirmation of Warrant. The parties hereby affirm all provisions of the Existing Warrant as amended by this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The parties hereto have executed this Amendment as of the date first written above.

Imprimis Pharmaceuticals, Inc.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

IMMY Funding LLC

By:	/s/ Stephen J. DeNelsky
Name:	Stephen J. DeNelsky
Title:	President

[Signature Page to Amendment to Warrant to Purchase Stock]